UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UTAH MEDICAL PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Utah	87-0342734
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7043 South 300 West, Midvale, Utah 84047
(Address of Principal Executive Offices)

UTAH MEDICAL PRODUCTS, INC.
2003 EMPLOYEES’ AND DIRECTORS’ INCENTIVE PLAN
(Full title of the plan)

Kevin L. Cornwell, 7043 South 300 West, Midvale, Utah 84047
(Name and address of agent for service)

801-566-1200
(Telephone number, including area code, of agent for service)

Copies of all communications to:
James R. Kruse
Kevin C. Timken
Kruse Landa Maycock & Ricks, LLC
50 West Broadway, Eighth Floor
Salt Lake City, Utah 84101
Telephone: (801) 531-7090
Telecopy: (801) 531-7091

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (“Common Stock”)	400,000	$23.07	$9,228,780	$1,086.23
_______________
(1)
There are also registered pursuant to Rule 416 such additional number of securities as may be issuable under the antidilution provisions of the plan under which the common stock being registered is or will be issued.

(2)
Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee is the weighted average exercise price per share for the options being registered that have been granted as of the date of this registration statement, and based on the average of the high and low prices reported on August 26, 2005, as reported on the Nasdaq National Market, for those options not yet granted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (“SEC”) by Utah Medical Products, Inc., a Utah corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), are hereby incorporated by reference:

(1)	the Registrant’s annual report on Form 10-K/A (file no. 001-12575) for the year ended December 31, 2004, as filed July 19, 2005;

(2)
the Registrant’s quarterly report on Form 10-Q/A (file no. 001-12575) for the quarter ended March 31, 2005, as filed July 19, 2005 and the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, as filed August 8, 2005;

(3)
the Registrant’s current reports on Form 8-K (file no. 001-12575) filed January 20, 2005, January 26, 2005, February 3, 2005, March 2, 2005, April 7, 2005, April 19, 2005, April 21, 2005, May 9, 2005, May 11, 2005, May 19, 2005, July 1, 2005, July 21, 2005, and August 22, 2005; and

(4)
the description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (file no. 001-12575), filed under the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicate that all securities offered hereby have been sold, or that deregister all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnified Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding, and (ii) the corporation may not indemnify an Indemnified Director in connection with a Proceeding by or in the right of the corporation in which the Indemnified Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnified Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the Proceeding or claim.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

-ii-

Section 16-10a-904 (“Section 904”) of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s articles of incorporation, as amended and restated, provide that to the fullest extent permitted by the Revised Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for any action taken or any failure to take any action as a director. The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law. Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

The Registrant’s bylaws provide that the Registrant shall, to the fullest extent permitted, and in the manner required by the law of the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was a director of the Registrant and that the Registrant may, to the fullest extent permitted and in the manner required by the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was an officer, employer or agent of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any Proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

-iii-

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors, or otherwise. In addition to the foregoing, the Registrant maintains insurance through a commercial carrier against certain liabilities that may be incurred by its directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Registrant.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

Exhibit Number*	Title of Document	Location

Item 4.	Instruments Defining the Rights of Security Holders
4.01	Articles of Restatement of the Articles of Incorporation	Incorporated by reference from the annual report on Form 10-K for the period December 31, 2004, filed March 16, 2005.
4.02	Articles of Correction to the Restated Articles of Incorporation	Incorporated by reference from the annual report on Form 10-K for the period December 31, 2004, filed March 16, 2005.
4.03	Bylaws	This filing.
4.04	Specimen Stock Certificate	This filing.
4.05	Form of Rights Agreement dated as of July 30, 2004, between Utah Medical Products, Inc. and Registrar and Transfer Company	Incorporated by reference from the current report on Form 8-K dated October 1, 2004
Item 5.	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	This filing.
Item 23	Consents of Experts and Counsel
23.01	Consent of Jones Simkins, P.C., Independent Accountants	This filing.
23.02	Consent of Tanner LC (formerly Tanner + Co.), Independent Accountants	This filing.
23.03	Consent of Kruse Landa Maycock & Ricks, LLC	Included in 5.01 above

-iv-

Item 9. Undertakings

Undertaking Required by Item 512(a) of Regulation S-K: The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K: The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

-v-

Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

-vi-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, state of Utah, on the 29th day of August, 2005.

UTAH MEDICAL PRODUCTS, INC.

By	/s/ Kevin L, Cornwell
Kevin L. Cornwell, President
(Chief Executive Officer)

By	/s/ Greg A. LeClaire
Greg A. LeClaire
(Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on this 29th day of August, 2005.

/s/ Stephen W. Bennett
Dated: August 29, 2005	Stephen W. Bennett, Director
/s/ Kevin L. Cornwell
Dated: August 29, 2005	Kevin L. Cornwell, Director
/s/ Ernst G. Hoyer
Dated: August 29, 2005	Ernst G. Hoyer, Director
/s/ Barbara A. Payne
Dated: August 29, 2005	Barbara A. Payne, Director
/s Paul O. Richins
Dated: August 29, 2005	Paul O. Richins, Director

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